Exhibit 8.1

[O’Melveny& Myers LLP Letterhead]

[date of closing]

International Game Technology
9295 Prototype Drive
Reno, Nevada 89510-0580

     Re:   Merger of Anchor Gaming

Ladies and Gentlemen:

     You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization (the “Reorganization”) involving the exchange of stock of Anchor Gaming, a Nevada corporation (“Target”), for stock of International Game Technology, a Nevada corporation (“Acquiror”), in a statutory merger of NAC Corporation, a Nevada corporation (“Merger Sub”) and a wholly-owned subsidiary of Acquiror, with and into Target with Target to be the surviving corporation and a wholly-owned subsidiary of Acquiror in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).1

     In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of July 8, 2001 (the “Agreement”); and (ii) the Certificates provided by Target and Acquiror to the undersigned (the “Certificates”) on the date hereof, as attached hereto. In connection with this opinion, we are assuming that the representations made by Target and Acquiror in the Agreement and in the Certificates are true and correct as of the date of this opinion, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger, as defined in the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effective under the laws of the State of Nevada.

Opinion

     Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code; that Target, Acquiror and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and that neither Acquiror nor Merger Sub will recognize gain or loss on the exchange of the stock of Target for the stock of Acquiror.

     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. It is subject to change in the event

[1] All references to Sections are to the Internal Revenue Code of 1986, as amended.

of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (No. 333-______), [as amended,] filed by Acquiror with the Securities and Exchange Commission. This opinion is delivered to Acquiror for the benefit of Acquiror and its stockholders. This opinion may not be made available to any other person or entity without our prior written consent.

Respectfully Submitted,